Exhibit 99.2

First Niagara Announces $300 Million Stock Offering and Intent to
Repay the Federal Government’s Capital Purchase Program
Investment to the U.S. Treasury

LOCKPORT, N.Y., April 13, 2009 — First Niagara Financial Group, Inc. (NASDAQ: FNFG) announced that it expects to offer and sell approximately $300 million of common stock in an underwritten public offering through Keefe, Bruyette & Woods and Goldman, Sachs & Co.

The shares will be issued pursuant to a prospectus supplement filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission on Form S-3. The Company intends to grant the underwriters an option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.

First Niagara intends to use the net proceeds from this offering to enhance its strong capital levels in anticipation of the closing of its previously announced acquisition of 57 Western Pennsylvania branches, $4.2 billion of deposits and $839 million in loans from National City Bank (“National City”); to facilitate (in consultation with the Office of Thrift Supervision) repayment of the $184 million in preferred stock issued to the U.S. Treasury Department pursuant to the Capital Purchase Program and the related warrant for common stock; and for general corporate purposes.

In addition, as previously disclosed in connection with its recently announced Western Pennsylvania branch acquisition, First Niagara also has the option to sell to The PNC Financial Services Group, Inc. (“PNC”), and if it so elects PNC is obligated to purchase, up to 6,818,182 shares of Company common stock, not to exceed an aggregate purchase price of $75 million; and  the Company may elect to sell to National City, and if it so elects National City is obligated to purchase, up to $150 million (less the amount of common stock sold to PNC) of 12% Senior Notes due 2014, which notes are redeemable in whole or in part prior to maturity.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus, copies of which may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling toll-free (800) 966-1559 or from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, NY 10004 or by faxing (212) 902-9316, calling toll-free (866) 471-2526 or emailing Prospectus-ny@ny.email.gs.com.

About First Niagara – First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.6 billion and deposits of $6.2 billion. First Niagara Bank is a full-service, community-focused bank that provides financial services to individuals, families and businesses through 113 branches and four Regional Market Centers across Upstate New York.

Forward-Looking Statements – This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

First Niagara Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com

Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com